EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement No. 333-239795 on Form S-3 and in Registration Statement Nos. 333-203756 and 333-236150 on Form S-8 of Enviva Partners, LP and subsidiaries of our report dated September 28, 2020, relating to the consolidated abbreviated financial statements of Georgia Biomass Holding LLC and Subsidiary as of and for the year ended December 31, 2019 appearing in this Current Report on Form 8-K/A of Enviva Partners, LP and subsidiaries.
/s/ Ernst & Young LLP
Tysons, Virginia
October 8, 2020